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                                                                     EXHIBIT 2.2

                LICENSE, MANUFACTURE, AND DISTRIBUTION AGREEMENT

         THIS LICENSE, MANUFACTURE AND DISTRIBUTION AGREEMENT ("Agreement") is made as of the 31st day of December, 2003, by and between SCOLR, INC., a Delaware corporation whose principal place of business is located at 3625 132nd Avenue SE, Bellevue, WA 98006 ("SCOLR"), and Nutraceutix, Inc., a Washington corporation whose principal place of business is located at 8340 154th Avenue NE, Redmond, WA 98052-3864 ("Nutraceutix").

         WHEREAS, SCOLR is the owner of valuable Intellectual Property Rights, as defined below, relating to the design and formulation of controlled delivery technology as further identified in EXHIBIT A hereto ("CDT");

         WHEREAS, Nutraceutix manufactures and distributes vitamins and dietary and nutritional supplements for various third party customers;

         WHEREAS, SCOLR and Nutraceutix have entered into an Asset Purchase Agreement of even date herewith (the "Asset Purchase Agreement"), pursuant to which the parties have agreed to enter into this Agreement regarding the manufacture and distribution of products which incorporate SCOLR's CDT technology and are identified on EXHIBIT B-1 attached to this Agreement (each a "Product" and, collectively, the "Products").

         NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

         1. Term. The term of this Agreement shall be for a period of four (4) years (the "Initial Term") commencing on the date hereof (the "Effective Date") and continuing until the fourth anniversary of the Effective Date. The Agreement may be renewed for additional periods (each, a "Renewal Term" and collectively, the "Renewal Terms") upon agreement of the parties (the Initial Term and the Renewal Term(s), if any, shall hereinafter be collectively referred to as, the "Term") upon the same terms and conditions in force and effect hereunder at the time of each such extension, or as otherwise agreed to in writing by the parties, at least thirty (30) days prior to the termination of the then current term.

         2. License.

            a) SCOLR grants to Nutraceutix and Nutraceutix accepts a limited license to use CDT to manufacture, package, ship, distribute and sell the Products to Customers, as defined below, in the United States in accordance with and for the Term of this Agreement (the "License"). The License also extends to the sale of Products to Springfield Nutraceutics BV located in the Netherlands and VRI located in Australia. Except as otherwise provided in this Agreement, the grant of this License shall mean that no other party shall have the right, directly or indirectly, to use CDT to manufacture, package, ship, distribute or sell the Products, or any reasonable variation thereof, to Customers in the United States and to the Customers in the foreign countries set forth above, for the Term of this Agreement. Without limiting the generality of the preceding sentence, Nutraceutix shall have no right to manufacture the Products except as

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         specifically set forth on EXHIBIT B-2 without the prior written consent of SCOLR. The License does not cover areas outside the United States (except as provided above in Australia and Netherlands), pharmaceutical or over-the-counter CDT product formulations.

            b) Subject to the terms and conditions of this Agreement, SCOLR hereby appoints Nutraceutix as the manufacturer and distributor of the Products to the Customers. Any entity that purchases any Product from Nutraceutix during the Term of this Agreement is referred to herein as a "Customer" and collectively, as the "Customers."

            c) Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge that the relationships of SCOLR as described on SCHEDULE 2 are deemed to precede this Agreement (the "Preexisting Relationships"). Nutraceutix acknowledges and agrees that any rights granted under this Agreement are subordinate and subject to such Preexisting Relationships.

         3. Royalties. In consideration of the rights and license granted herein, Nutraceutix agrees to pay SCOLR royalties equal to ten (10%) percent of its Net Sales of the Products ("Royalty Payments"). Net Sales shall mean the total net sales by Nutraceutix of the Products, less deductions for: (i) transportation charges, including insurance, sales and excise taxes and duties paid; (ii) normal and customary trade, quantity and cash discounts allowed;
(iii) sales commissions; and (iv) allowances on account of rejection or return by Customers. Payments hereunder shall be made quarterly in arrears not more than forty-five (45) days following the end of the applicable quarter.

         4. Marketing.

            a) SCOLR Prospects. If SCOLR identifies any entity in the United States that is not already a Customer, that is interested in purchasing one or more of the Products ("Potential Customer") SCOLR will work cooperatively with Nutraceutix to market and sell the Products to the Potential Customer. In addition, Nutraceutix shall have the first right of refusal to enter into a manufacturing agreement with the Potential Customer to manufacture and sell the Product or Products to the Potential Customer. If Nutraceutix is unable to enter into such agreement with the Potential Customer within six (6) months from the date of notification of a Potential Customer by SCOLR, then SCOLR shall be entitled to provide the Potential Customer with the Product or Products requested through another manufacturer. Nutraceutix agrees that SCOLR may itself be a customer, and subject to the Nutraceutix's right of first refusal regarding manufacture of the Products, SCOLR retains the right to sell to Potential Customers.

            b) Nutraceutix Prospects. Nutraceutix will periodically provide SCOLR with written notice of bona fide Potential Customers Nutraceutix is pursuing and SCOLR shall not market or sell any of the Products, directly or indirectly, to these Potential Customers for a period of twelve (12) months from the date of the notice from Nutraceutix. The initial list of Potential Customers provided by Nutraceutix to SCOLR may include some or all existing non-CDT customers of Nutraceutix as well as other Potential Customers.

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         5. Development. Subject to negotiation of acceptable fee arrangements in its discretion, SCOLR will formulate, develop and test the Products to the point where scale-up can take place. SCOLR will thereafter use reasonable commercial efforts to assist Nutraceutix in the scale-up and initial batch manufacture of each Product for sale by Nutraceutix.

         6. Sale of Products. Nutraceutix will be responsible for all manufacturing, distribution and invoicing of the Products to the Customer. Nutraceutix shall manufacture, ship and deliver the Products in a timely manner in accordance with the purchase orders submitted by each Customer and Nutraceutix's obligations pursuant to Section 9 hereof. Nutraceutix agrees that all Products purchased by every Customer shall meet the specifications mutually agreed upon between SCOLR and Nutraceutix and accepted by Customer.

         7. Confidential Information.

            a) In connection with each party's responsibilities hereunder, each party may disclose or make known to the other, and each party may be given access to or become acquainted with, certain confidential information not disclosed to the general public, which each party considers proprietary and desires to maintain confidential (collectively, "Confidential Information"). The parties hereby agree that during the Term and at all times thereafter, neither party shall in any manner, either directly or indirectly, divulge, disclose or communicate to any person or firm, any of the Confidential Information which either party may have acquired as an incident to it fulfilling its obligations under this Agreement, the parties agreeing that such information affects the successful and effective conduct of their respective business and goodwill, and that any breach of the terms of this Section is a material breach of this Agreement. The parties shall take all reasonable measures to prevent their respective employees, agents and representatives from disclosing the Confidential Information. Confidential Information shall not include any documentation, data or information that is (a) required to be disclosed to any governmental entity, (b) already in the possession of the receiving party at the Effective Date of this Agreement, (c) independently learned by the receiving party, (d) rightfully received by the receiving party from a third party having the right to make such disclosure, or (e) publicly known or that becomes publicly known through no wrongful act of the receiving party.

            b) The parties acknowledge that the disclosure of Confidential Information by a party to this Agreement to a governmental entity, as required by applicable law, regulations, legal or agency order or process, is not a breach of this Section 6. In the case of required disclosures, the owner of the Confidential Information shall, to the extent reasonably possible, be given notice prior to the disclosure.

         8. Intellectual Property Ownership

            a) Nutraceutix acknowledges and agrees that SCOLR owns all CDT, subject to the Licenses granted to Nutraceutix under this Agreement. It is understood that SCOLR shall remain the sole owner of CDT and that neither the performance of this Agreement nor the use by Nutraceutix thereof shall confer on Nutraceutix any Intellectual Property Rights thereto.

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            b) Nutraceutix agrees to cooperate with SCOLR to make certain that third parties may not unlawfully infringe CDT or engage in any acts of unfair competition involving any of the above. Nutraceutix agrees to promptly notify SCOLR in writing of any actual or apparent infringement, or unauthorized disclosure of CDT, which comes to its attention.

            c) Nutraceutix shall request of each Customer and use reasonable commercial efforts to provide that all Products contain SCOLR trademark and/or patent notifications, including the requested size and location details as SCOLR may specifically provide to Nutraceutix.

            d) "Intellectual Property Rights" means any and all (by whatever terms known or designated) tangible and intangible, now known or hereafter existing (a) rights associated with works of authorship, know how, and data throughout the universe, including but not limited to all exclusive exploitation rights, copyrights, neighboring rights and moral rights; (b) trade secret rights; (c) trademarks; (d) domain names; (e) data; (f) patents, designs, algorithms and other industrial property rights and all improvements, modifications, and derivatives thereof;
         (g) all other proprietary rights of every kind and nature throughout the universe, however designated (including, without limitation, logos, character rights, "rental" rights and rights to remuneration), whether arising by operation of law, contract, license or otherwise; and (h) all registrations, applications, reissues, reexaminations, renewals, continuations, continuations in part, divisions, or extensions thereof, now or hereafter in force throughout the universe.

         9. Nutraceutix's Obligations.

            a) Nutraceutix shall ensure that the Products, and the manufacture, distribution, and sale thereof, comply with all applicable laws and regulations. Without limiting the generality of the foregoing, it shall be the sole responsibility of Nutraceutix to obtain, maintain, and be in compliance with all licenses, permits, authorizations or product registrations required in order to manufacture, distribute, and sell the Products to the Customers, including, without limitation, being in compliance with good manufacturing practice ("GMP") and obtaining any required permits from the FDA. Nutraceutix shall provide SCOLR with the opportunity to inspect its manufacturing facilities for the purpose of assuring compliance with the Agreement during reasonable business hours and upon reasonable notice. All patent and trademark search, application, registration and maintenance fees relating to CDT shall be the sole responsibility of SCOLR. SCOLR shall comply with all reasonable requests for assistance by Nutraceutix in connection therewith, including, without limitation, the furnishing of documents. Nutraceutix will also insure that any manufacturer that it uses to manufacture the Products in accordance with the terms of this Agreement satisfies the requirements of this Section 9.

            b) In the event Nutraceutix fails to supply the Products as required by Nutraceutix's contract with the Customer for a period in excess of thirty (30) days (the "Failure"), Nutraceutix will immediately notify SCOLR of the Failure in writing. The notice to SCOLR shall include Nutraceutix's plan for remedying the Failure, and said plan shall be

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         actionable within sixty (60) days of the occurrence of the Failure (the
         "Remedy Period"). The plan shall also include the identification of an additional manufacturing source for the Products, and the timeframe for using the additional manufacturing source, which shall be available and operational within the Remedy Period. The use of the additional manufacturing source by Nutraceutix will require the written approval of SCOLR. If the additional manufacturing source is unacceptable to SCOLR, SCOLR reserves the right to select an additional manufacturing source for use in the plan to remedy the Failure.

            c) In the event that a Nutraceutix manufacturing facility used to manufacture the Products is closed by a governmental entity for any amount of time and for any reason whatsoever ("Closing"), Nutraceutix will immediately notify SCOLR of a Closing in writing. Upon the occurrence of a Closing, SCOLR may, in its sole discretion, license a third party manufacturer to manufacture, package, ship, distribute or sell the Products, or any reasonable variation thereof, to the relevant Customer for the remainder of the current Term, or until SCOLR, in its sole discretion, is satisfied that Nutraceutix is able to manufacture the Products again.

            d) If Nutraceutix uses, in its advertising or marketing materials, the registered trademarks of SCOLR, or if Nutraceutix makes reference to the CDT patents or processes, or if Nutraceutix makes statements regarding the efficacy of the CDT technology, Nutraceutix shall have received the prior approval of SCOLR for such uses. SCOLR shall approve or reject any such proposed uses within fifteen (15) days of the date of written submission by Nutraceutix to SCOLR.

         10. SCOLR's Obligations. Upon request by Nutraceutix, SCOLR shall provide to Nutraceutix information as to the contents of CDT, the Products or other required information, if said information is required by applicable law, regulations, legal or agency order or process, to be disclosed by any governmental authorities.

         11. Representations and Warranties.

            a) Representations and Warranties of SCOLR. Except as set forth in
         SCHEDULE 11, SCOLR hereby represents and warrants to Nutraceutix that
         (i) SCOLR is the sole owner of the right, title and interest in and to CDT; (ii) SCOLR is entitled to use the CDT in the United States, Australia, and Netherlands, and grant the License contemplated hereunder to Nutraceutix; (iii) CDT is suitable for the purposes for which it will be used by Nutraceutix; (iv) the CDT formulation as delivered by SCOLR to Nutraceutix shall be the same qualitative and quantitative formula as the CDT tested in any clinical studies; (v) SCOLR has the full power, capacity and right to enter into this Agreement; (vi) SCOLR has not licensed the CDT or any aspect thereof in any manner inconsistent with the licenses granted hereunder; (vii) neither the execution and delivery of this Agreement nor compliance with the obligations of SCOLR hereunder, will violate the contractual rights of any third party; and (viii) there are no claims, actions or lawsuits filed against the CDT.

            b) Representations and Warranties of Nutraceutix. Nutraceutix hereby represents and warrants to SCOLR that (i) it has the full power, capacity and right to enter into the

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         Agreement, including but not limited to, the ability and wherewithal to provide for the manufacture of the Products in compliance with the quality and quantity standards contemplated by this Agreement; (ii) it knows of no pending or threatened action in law or in equity, which adversely affects the rights granted herein; (iii) neither the execution and delivery of this Agreement nor compliance with the obligations of Nutraceutix hereunder will violate the contractual rights of any third party; (iv) no action, approval or consent, including but not limited to, any action, approval or consent by any federal, state, municipal or other governmental agency, commission, board, bureau or instrumentality is necessary in order to constitute this Agreement as a valid, binding and enforceable obligation of Nutraceutix in accordance with its terms; (v) Nutraceutix and any facilities that it uses to manufacture Products in accordance with the terms of this Agreement are capable of and will be in compliance with all licenses, permits, authorizations or product registrations required by the United States in order to manufacture, distribute, and sell the Products to the Customer, including, without limitation, being in compliance with GMP and obtaining all required permits from the FDA;
         and (vi) the Products manufactured shall be manufactured pursuant to the CDT formulation as delivered by SCOLR.

         12. New Products. Nutraceutix may request SCOLR's assistance with respect to development of new products incorporating CDT technology. If SCOLR agrees in its sole discretion to assist with such development, the parties agree to cooperate in negotiating a mutually agreeable fee and agreement for the development of such new products. In the event that SCOLR is successful in developing a new Product at Nutraceutix's request, Nutraceutix will have the exclusive right to manufacture and distribute the new Product. Any new health supplement developed at the request of Nutraceutix shall be added to EXHIBIT B and considered a Product for the Term hereunder.

         13. Acknowledgment Of Ownership Of The CDT. Nutraceutix acknowledges SCOLR's right, title and interest in and to the CDT and the goodwill associated therewith. Nutraceutix shall not represent in any manner that it has any ownership right, title or interest in the CDT other than as set forth in this Agreement. All rights with respect to CDT not expressly granted to Nutraceutix under this Agreement are reserved exclusively to SCOLR.

         14. Infringement.

            a) Nutraceutix shall notify SCOLR in the event that Nutraceutix learns of any actual or apparent infringement of CDT.

            b) SCOLR shall be required to take all necessary actions to protect the validity of the CDT at its sole expense. Such action may include, but not be limited to, assuming responsibility at its expense for the defense of any lawsuit challenging or affecting the rights to the CDT, settling litigation, and/or instituting litigation at its expense to protect its rights to the CDT. Nutraceutix shall comply with all reasonable requests for assistance in connection therewith, including, without limitation, the furnishing of documents and having its officers or other persons designated by SCOLR appear as witnesses.

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         15. Termination.

            a) In addition to any other rights of termination contained in this Agreement, this Agreement may be terminated by written notice prior to the expiration of the Term set forth in Section 1 hereof, by either party for the failure by the other party to perform any material obligation hereunder, and if such failure to cure such breach shall continue for a period of sixty (60) days after said written notice specifying the breach is sent by the non-breaching party to the breaching party. Termination under this Section shall be without prejudice to any other rights or remedies available to the non-breaching party.

            b) Upon termination (or upon completion of the Post-Termination Period described in Section 16 where relevant), Nutraceutix shall cease all use of CDT and shall immediately return to SCOLR all Confidential Information of SCOLR, and all copies thereof, in whole or in part, and any other property of SCOLR in Nutraceutix's possession or control.

            c) Nutraceutix shall pay SCOLR all undisputed amounts payable in accordance with the payment terms set forth herein prior to the date of expiration or termination of this Agreement.

         16. Rights of Parties Upon Expiration or Termination. In the event of the expiration of this Agreement, or termination which was not a result of Nutraceutix's failure to perform any material obligation under this Agreement, Nutraceutix shall have the right for a period of twelve (12) months from the date of such termination or expiration (the "Post-Termination Period") to continue the use of the CDT in conjunction with the manufacturing, distribution and sale of the Products to the Customer in the United States and allowing for the continued manufacture of the Products in order for Nutraceutix to effect an orderly transition with Customer and to sell though its existing inventory of Products and related packaging materials.

         17. Indemnification; Insurance.

            a) SCOLR agrees to indemnify, defend and hold harmless Nutraceutix from and against any claim, demand, action, proceeding or cause of action made or brought against Nutraceutix by any third party, including, without limitation, any judgment rendered against Nutraceutix in any legal action and reasonable attorneys' fees and expenses incurred by Nutraceutix in defending any such claim brought against it except as otherwise provided below, arising out of or resulting from (i) a breach of this Agreement by SCOLR; (ii) product liability attributable to the CDT; (iii) the violation or infringement of any trademark, trade dress or other intellectual property right relating to the CDT or other specifications or materials selected by SCOLR; or (iv) any claim based on a breach of any of the warranties set forth in this Agreement, provided that none of such occurrences are caused by the negligence, omission, or willful misconduct of Nutraceutix.

            b) Nutraceutix agrees to indemnify, defend and hold harmless SCOLR from and against any claim, demand, action or cause of action which is made against SCOLR by any third party, including, without limitation, any judgment rendered against SCOLR in

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         any such action and reasonable attorneys' fees and expenses incurred by
         SCOLR in defending any such claim brought against it except as otherwise proved below arising out of or resulting from (i) a breach of this Agreement by Nutraceutix, (ii) the improper manufacture, distribution and promotion of the Products by Nutraceutix or its respective employees or agents unless such claim results from the incorrect product profile information supplied by SCOLR or the CDT;
         (iii) the violation or infringement of any trademark or trade dress rights relating to the Products or other specifications or materials not provided by or selected by SCOLR; or (iv) any claim based on a breach of any of the warranties set forth in this Agreement, provided that none of such occurrences are caused by the negligence, omission, or willful misconduct of SCOLR.

            c) Upon the occurrence of an event which would give rise to a right of indemnification under this Agreement, the party claiming the right to indemnification (the "Indemnitee") shall give prompt written notice to the other party providing reasonable details of the nature of the event and basis of the indemnity claim. The party obligated to provide the indemnification (the "Indemnitor") shall then have the right, at its own expense and with counsel of its choice, to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding ("Action"). The Indemnitee shall also have the right, but not the obligation, to participate at its own expense in the defense thereof with counsel of its choice reasonably acceptable to the Indemnitee. The Indemnitee agrees to cooperate to the extent reasonably necessary to assist the Indemnitor in defending, contesting or otherwise protesting against any such Action provided that the reasonable cost in doing so shall be paid by the Indemnitor. If the Indemnitor fails within thirty (30) days after receipt of such notice to (i) notify the Indemnitee of its intent to defend, or (ii) defend, contest or otherwise protect against such Action, or fails to diligently continue to provide such defense after undertaking to do so, the Indemnitee shall have the right upon ten (10) days' prior written notice to the Indemnitor, to defend, settle and satisfy any such Action and recover the costs of the same from the Indemnitor.

            d) The provisions of this Section 15 shall survive the expiration of the Term or any other termination of this Agreement.

            e) The parties shall each maintain in full force and effect throughout the Term product liability insurance with limits of not less than one million dollars ($1,000,000) per occurrence, two million dollars ($2,000,000) in the aggregate. The insurance required by this Agreement shall be primary with respect to any other insurance available to each party and shall contain a waiver of subrogation by such party's insurance carrier against the other party and its insurance carrier with respect to all obligations assumed by each party pursuant to this Agreement. Each party will name the other party as an additional insured on its insurance policy and provide the other party with a certificate evidencing its compliance with this obligation, upon request from the other party.

         18. Force Majeure. None of the parties shall be liable for any failure to perform or delay in performance of its obligations hereunder (other than an obligation to pay monies) caused by any circumstances beyond its reasonable control occurring in the United States, including, but not limited to, fire, earthquake, war, civil commotion, any act of central or local government,

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industrial disputes, lockouts and strikes, provided, however, that if the period of default continues for more than sixty (60) days, the other party shall be entitled to terminate this Agreement forthwith by notice in writing.

         19. Further Assurances. The parties shall execute such documents and consents and take such other action as may be necessary to register this Agreement with the appropriate governmental authorities.

         20. Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

         21. Waivers. Neither SCOLR's nor Nutraceutix's failure to enforce any of the provisions of this Agreement shall constitute a waiver of its rights to later enforce such terms or conditions. Any waiver under this Agreement must be in writing signed by the party to be charged therewith and expressly purporting to constitute such a waiver. Any such waiver shall be effective only for the specific instance and circumstance with respect to which it is executed and delivered.

         22. Notices. All notices under this Agreement shall be in English and shall be (i) in writing; (ii) given by regularly scheduled express courier service, hand-delivered or facsimile (confirmed by such airmail, express courier or hand-delivered correspondence); and (iii) addressed to the parties at the addresses set forth immediately below, or to such other address as either party may advise the other in writing in accordance with the terms hereof:

IF TO SCOLR:                                  WITH A COPY TO:

SCOLR, INC.                                   Garvey Schubert Barer
3625 132nd Avenue SE                          1191 Second Avenue, 18th Floor
Bellevue, WA 98006                            Seattle, WA 98101
Attn: Daniel O. Wilds, President and CEO      Attention: Alan Mitchel
Facsimile: 425-869-1020                       Facsimile: 206-464-0125

IF TO NUTRACEUTIX:                            WITH A COPY TO:

Nutraceutix, Inc.                             Miller Nash LLP
8340 154th Avenue NE                          4400 Two Union Square
Redmond, WA 98052-3864                        601 Union Street
Attention: Steven Moger                       Seattle, WA 98101-2352
Facsimile: 425-869-1020                       Attn: Guy Towle
                                              Facsimile (206) 622-8484

Notices shall be deemed given (i) on the scheduled delivery date, if sent by regularly scheduled express courier service; and (ii) when transmitted, if transmitted by facsimile and confirmed in one of the manners aforesaid.

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         23. Assignments And Sub-Licenses. Nutraceutix shall not assign its rights hereunder without the prior written consent of SCOLR. SCOLR may assign its rights hereunder without the consent of Nutraceutix.

         24. Brokers. The parties each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

         25. Relationship of the Parties. This Agreement does not create any partnership, joint venture or agency relationship between the parties.

         26. Execution; Governing Law; Arbitration.

            a) This Agreement shall not be binding until it has been executed on behalf of each party by a duly authorized officer of each party.

            b) The validity of this Agreement and the interpretation and performance of all of its terms and conditions shall be governed by the substantive and procedural laws of the State of Washington, without regard to the State of Washington conflicts of law rules.

            c) Any and all controversies, claims or disputes arising out of or relating to this Agreement, or the subject matter, enforceability or breach thereof, shall be settled and determined exclusively by final and binding arbitration conducted by a single arbitrator acceptable to both parties sitting in King County, Washington, in accordance with the then existing commercial rules of the American Arbitration Association. Judgment upon any award by the arbitrator may be entered in any court having jurisdiction. The arbitrator may make any award consistent with the terms of this agreement, but may not award exemplary or punitive damages. Each party to this Agreement waives any objection to personal jurisdiction of the state or Federal courts in King County, Washington.

         27. Prevailing Party. The prevailing party in any arbitration, litigation or other proceeding arising out of or relating to this Agreement, or the subject matter, enforceability or breach thereof, shall be entitled to recover from the non-prevailing party its costs and reasonable attorney's fees, as determined by the arbitrator(s) or court.

         28. Entire Agreement. This Agreement, including the Annexes and Schedules hereto, represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and between such parties.

         29. Headings. Any headings used herein are for convenience in reference only and are not a part of this Agreement, nor shall they in any way affect the interpretation hereof.

         30. Counterparts and Severability. This Agreement may be executed in multiple copies, each of which shall for all purposes constitute an Agreement, binding on the parties, and each partner hereby covenants and agrees to execute all duplicates or replacement counterparts of this

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Agreement as may be required. The provisions of this Agreement shall be deemed severable. Therefore, if any part of this Agreement is rendered void, invalid, or unenforceable, such rendering shall not affect the validity and enforceability of the remainder of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  Nutraceutix, INC

                                  By: /s/ Steven H. Moger
                                     ________________________________
                                  Name: Steven H. Moger
                                  Title: President

                                  SCOLR, INC.

                                  By: /s/ Daniel O. Wilds
                                      _______________________________
                                  Name: Daniel O. Wilds
                                  Title: President and CEO

                                       11